Exhibit 10.1

STRATEGIC PARTNERSHIP AGREEMENT

by and among

HENRY SCHEIN, INC.,

and

KKR Hawaii Aggregator L.P.

Dated as of January 29, 2025

ii

EXHIBITS

EXHIBIT A – Form of Press Release

iii

This STRATEGIC PARTNERSHIP AGREEMENT dated as of January 29, 2025 (this “Agreement”), is made and entered into by and among Henry Schein, Inc., a Delaware corporation (the “Company”), and KKR Hawaii Aggregator L.P., a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor desire to enter into a strategic partnership involving, among other things, the addition of designees from the Investor to the Board, collaboration between the Company and the Investor on value creation initiatives for the Company and a strategic investment in the Company by the Investor.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries, on the one hand, and any Investor Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party, and (iii) the Excluded Sponsor Parties shall not be deemed to be Affiliates of any Investor Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including its correlative meanings, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of Voting Securities, as trustee or executor, by Contract or otherwise.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that, for purposes of Section 5.08 and Section 5.11, any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter Documents” means the Company’s Second Amended and Restated Certificate of Incorporation and Fourth Amended and Restated By-Laws, each as amended as of the date of this Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company RSU” means a restricted stock unit with respect to Common Stock that was granted subject to (i) performance-based vesting conditions and continued service requirements for performance-based RSUs and (ii) continued service requirements for time-based RSUs.

“Company Stock Option” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the 2024 Stock Incentive Plan, the 2023 Non-Employee Director Stock Incentive Plan and predecessor plans.

“Competing Securities Issuance” means any proposal or offer from any Person relating to any direct or indirect issuance or sale by the Company of any equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) (other than grants of Company Stock Options and Company RSUs under the Company Stock Plans in the ordinary course of business to directors, employees, officers, consultants or other service providers of the Company or any of its Subsidiaries or shares of Common Stock issuable upon settlement or exercise of Company Stock Options and Company RSUs, or shares of Common Stock required to be issued pursuant to any earn-out existing in any Contract existing as of the date hereof). For the avoidance of doubt, a Competing Securities Issuance does not include any proposal or offer for a transaction constituting an Extraordinary Transaction or that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, sale or other disposition of 50% or more of the assets, properties or securities of the Company or any Subsidiary of the Company, or any similar extraordinary transaction involving the Company (including its Subsidiaries and joint ventures or any of their respective securities or assets).

“Fall-Away of Investor Board Rights” refers, as applicable, to the first day on which the Investor Parties’ cease to beneficially own and have the right to vote, in the aggregate, (A) 7.5% of the Company’s then-outstanding shares of Common Stock and (B) 5% of the Company’s then-outstanding shares of Common Stock; provided that a Fall-Away of Investor Board Rights shall not be deemed to occur prior to the Conversion Date.

“Fraud” means actual, not constructive, common law fraud (under the laws of the State of Delaware), in the making of the representations and warranties expressly given in this Agreement.

“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor Director” means any member of the Board who was appointed or elected to the Board as an Investor Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay, interfere with, hinder or impair (i) the consummation by the Investor Party of any of the Transactions or (ii) the compliance by the Investor Parties of its obligations under this Agreement.

“Investor Parties” means the Investor and each Investor Transferee of the Investor.

“Investor Transferee” means (i) an Affiliate, (ii) any successor entity, (iii) any customary co-investment vehicle so long as such transferor or its Affiliates continue to retain sole control of the voting and disposition of the Common Stock so transferred or (iv) any investment fund, vehicle, holding company or similar entity for separately managed accounts with respect to which the Investor or any Affiliate thereof serves as a general partner, managing member, manager or fund advisor, or any successor entity of the Persons described in this clause (iii), in each case, to whom the Investor transfers any Acquired Shares; provided, that such Investor Transferee shall execute and deliver a Joinder (as defined below) to the Company prior, and as a condition, to any such transfer.

“KKR Capstone” means KKR Capstone Americas LLC or any of its Affiliates.

“Knowledge” means, with respect to the Company, the actual knowledge of Mark E. Mlotek, Walter Siegel and Ronald N. South, after reasonable inquiry of their direct reports.

“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest, adverse ownership interest or other restriction of any kind or nature, whether based on common law, statute or contract.

“Material Adverse Effect” means any effect, change, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) economic, political, regulatory or financial conditions or conditions in the securities or capital markets, credit markets, or currency or other financial markets in the United States or any other country or region of the world, generally or in the industries in which the Company and its Subsidiaries operate, or any changes in the foregoing conditions, (b) any acts of war, sabotage or terrorist activities in the United States or any country or region in the world, including any escalation or general worsening thereof, or changes imposed by a Governmental Authority associated with national security, (c) epidemics, pandemics or disease outbreaks, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters or weather or meteorological events, and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any of the foregoing, including, as applicable, second or subsequent wave(s)), (d) any change of Law, accounting standards, regulatory policy or industry standards (or interpretations thereof) after the date of this Agreement, (e) the announcement, execution, delivery or performance of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or Governmental Authorities, and any Actions arising from or relating to the announcement, execution or delivery of this Agreement or the consummation of the Transactions (it being understood that this clause (e) shall not apply to a breach of any representation or warranty set forth in Section 3.01, Section 3.03 or Section 3.04), (f) the identity of Investor or any of its Affiliates, (g) any actions taken by, or at the written request of, Investor or the Investor Parties excluding actions contemplated by this Agreement, (h) any failure by the Company to meet any budgets, projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure unless such underlying causes would otherwise be excluded from this definition), and (i) changes in the price or trading volume of the Common Stock or any change in the credit ratings or ratings outlook of the Company, except, solely with respect to clauses (a), (b), (c), and (d) to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“NASDAQ” means The Nasdaq Global Select Market or any successor exchange.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, any other form of entity or any group comprised of two or more of the foregoing.

“Permitted Loan” means any bona fide loan or other bona fide debt financing, in each case entered into with a nationally recognized financial institution, including a pledge to such a financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor on the Closing Date.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor” means Kohlberg Kravis Roberts & Co. L.P.

“Subsidiary” means with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Tax” or “Taxes” mean all taxes, imposts, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Term” means the period commencing with the date of this Agreement until the latest of (a) the earlier of (x) 30 days prior to the opening of the director nomination window for the 2026 Annual Meeting of Stockholders of the Company and (y) February 20, 2026 or (b) if the Investor Parties make an Extension Election, the earlier of (x) 30 days prior the opening of the director nomination window for the 2027 Annual Meeting of Stockholders and (y) February 20, 2027.

“Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Transaction Documents” means this Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement.

“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents.

“Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as it pertains to any obligations of the Investor Parties or any Restricted Persons hereunder (including under Section 5.08), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

“Willful Breach” means, with respect to any party, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor an aggregate of 3,285,152 shares of Common Stock (the “Acquired Shares”) for an aggregate purchase price of $250 million (such aggregate purchase price, the “Purchase Price”), representing a purchase price per Acquired Share of approximately $76.10. The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02 Closing. (a) On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur as promptly as practicable, and in any event, no later than 8:00 a.m. (New York City time) on the second Business Day following such date on which the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), and shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place, time and date as shall be agreed between the Company and the Investor (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing:

(i) the Company shall deliver to the Investor (A) the Acquired Shares, free and clear of all Liens (other than pursuant to the Securities Act and any applicable securities Laws) and evidence of the issuance of the Acquired Shares to the Investor, credited to book-entry accounts maintained by the transfer agent of the Company, and (B) the Registration Rights Agreement, duly executed by the Company; and

(ii) the Investor shall (A) pay an aggregate amount equal to the Purchase Price to the Company, by wire transfer of immediately available U.S. federal funds, to the account designated by the Company in writing at least two Business Days prior to the Closing Date and (B) deliver to the Company the Registration Rights Agreement, duly executed by the Investor, as applicable.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Investor as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC (and publicly available) after December 31, 2022 and prior to the date of this Agreement (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01(a), 3.02, 3.03, 3.10 and 3.11):

Section 3.01 Organization; Standing .. (a)The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization. (a) The authorized capital stock of the Company consists of 480,000,000 shares of Common Stock and 1,000,000 shares of undesignated Preferred Stock, par value $0.01 per share. At the close of business on January 27, 2025 (the “Capitalization Date”), (i) 124,168,082 shares of Common Stock were issued and outstanding, (ii) 10,376,238 shares of Common Stock were reserved and available for future issuance pursuant to the Company Stock Plans, (iii) 960,772 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 2,640,043 Company RSUs were outstanding, and (v) no shares of Preferred Stock, par value $0.01 per share, of the Company were issued or outstanding.

(b) Except as described in this Section 3.02, as of the date of this Agreement there are (i) no outstanding shares of capital stock of, or other equity or voting interests of any character in, the Company as of the date hereof other than shares that have become outstanding after the Capitalization Date which were reserved for issuance as of the Capitalization Date as set forth in Section 3.02(a), (ii) no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company, (iii) no outstanding obligations, options, warrants, rights, pledges, calls, puts, phantom equity, preemptive rights, or other rights, commitments, agreements or arrangements of any character to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests (or voting debt) in, the Company other than obligations under the Company Plans in the ordinary course of business, and (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or settlement of Company RSUs or the forfeiture or withholding of Taxes with respect to Company Stock Options or Company RSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive or similar rights of a third Person, the Company Charter Documents or any agreement to which the Company is a party. All of the outstanding shares of capital stock or equity interests of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable and none of such capital stock or equity interests are subject to or were issued in violation of any applicable Laws and are not subject to and have not been issued in violation of any stockholders agreement, proxy, voting trust or similar agreement, or any preemptive rights, rights of first refusal or similar rights of any Person, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.03 Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly and unanimously authorized and approved by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been and at the Closing, the other Transaction Documents will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investor and the other parties hereto or thereto, constitutes (or in the case of the other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Closing Date, (x) violate any Law, or order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgment”) applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company is a party or by which it is bound or accelerate the Company’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect or prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis.

Section 3.04 Governmental Approvals. Except for any filings required to be made under the HSR Act and as set forth on Section 4.03 of the Investor Disclosure Letter, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis.

Section 3.05 Company SEC Documents. (a)The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since December 31, 2022 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company and its Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which are not reasonably expected to be materially adverse individually or in the aggregate to the Company and its Subsidiaries, taken as a whole).

Section 3.06 Absence of Certain Changes. Since September 28, 2024, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07 Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, proceeding, dispute, investigation (of which the Company has Knowledge), arbitration or action (an “Action”) against the Company or any of its Subsidiaries by or before any Governmental Authority that would prevent or materially impair the consummation by the Company or its Subsidiaries of any of the Transactions.

Section 3.08 Compliance with Laws. The Company is and since December 31, 2022 has been, in compliance with all (i) state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) and (ii) Judgments, in each case of clauses (i) and (ii), that are applicable to the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09 [Reserved].

Section 3.10 No Rights Agreement. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any “poison pill” or similar anti-takeover agreement or plan.

Section 3.11 Brokers and Other Advisors. Other than fees payable in accordance with Section 8.11 and except for Centerview Partners LLC and Evercore Group, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses as a result of such capacities, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.12 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the offer, sale and issuance of the Acquired Shares at the Closing pursuant to this Agreement is and will be exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Acquired Shares, and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Acquired Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Acquired Shares under this Agreement to be integrated with other offerings by the Company.

Section 3.13 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NASDAQ, nor has the Company received any notification that the SEC or NASDAQ is contemplating terminating such registration or listing. The Company is in compliance in all material respects with the listing and listing maintenance requirements of NASDAQ applicable to it for the continued trading of its Common Stock on NASDAQ.

Section 3.14 Status of Securities. As of the Closing, all of the Acquired Shares and any accrued and compounded dividends, will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, the Securities Act and any applicable securities Laws. The respective rights, preferences, privileges, and restrictions of the Acquired Shares and the Common Stock are as stated in the Company Charter Documents or as otherwise provided by applicable Law. As of the Closing, all of the Acquired Shares and any accrued and compounded dividends have been duly reserved for issuance.

Section 3.15 [Reserved].

Section 3.16 Investment Company Status. The Company is not, and immediately after the sale of the Acquired Shares hereunder the Company will not be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.17 No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III and in any certificate delivered pursuant to Article VI, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Acquired Shares, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III and in any certificate delivered pursuant to Article VI, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

Section 3.18 No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV and in any certificate delivered pursuant to Article VI, the Company hereby acknowledges that neither the Investor nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Investor. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters. For the avoidance of doubt, nothing in this Section 3.18 will limit any representations or warranties of any Investor Transferee in any Joinder.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 4.01 Organization; Standing. The Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and the Investor has all requisite power and authority necessary to carry on its business as it is now being conducted and, except (other than with respect to the Investor’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. The Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.02 Authority; Noncontravention. The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions have been duly authorized and approved by all necessary action on the part of the Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions. This Agreement has been and at the Closing, the other Transaction Documents will be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company and the other parties hereto or thereto, constitutes (or in the case of the other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation of the Transactions by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to the Investor or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party or accelerate the Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for any filings required to be made under the HSR Act and as set forth on Section 4.03 of the Investor Disclosure Letter, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04 Financing. The Investor has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which KKR North America Fund XIII SCSp has committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the enforceable, legal, valid and binding obligations of each of the parties thereto. At the Closing, assuming receipt of the funds under the Equity Commitment Letter, the Investor will have available funds necessary to consummate the Purchase and pay the Purchase Price on the terms and conditions contemplated by this Agreement. As of the date of this Agreement, Investor is not aware of any reason why the funds sufficient to pay the Purchase Price will not be available on the Closing Date.

Section 4.05 Ownership of Company Securities. As of the date of this Agreement and excluding any shares of Common Stock that may be beneficially owned through its portfolio companies, the Investor beneficially owns 5,378,510 shares of Common Stock and has economic exposure to 11,978,510 shares of Common Stock. Except for the foregoing and as of the date hereof, the Investor does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its Subsidiaries, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

Section 4.06 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investor (or pursuant to the expense reimbursement provisions hereof).

Section 4.07 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its Representatives, the Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Investor is familiar, that the Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties expressly made by the Company in Article III of this Agreement, the Investor will have no claim against the Company and its Subsidiaries, or any of their respective Representatives with respect thereto.

Section 4.08 Purchase for Investment. The Investor acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer or otherwise dispose of any Acquired Share, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (i) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares, (ii) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (iii) can bear the economic risk of (x) an investment in the Acquired Shares indefinitely and (y) a total loss in respect of such investment.

Section 4.09 No Other Investor Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV and in any certificate delivered pursuant to Article VI, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition

(financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in this Article IV and in any certificate delivered pursuant to Article VI, neither the Investor nor any other Person makes or has made any express or implied representation or warranty to the Company or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Investor, any of its Affiliates or their respective businesses or (b) any oral or written information presented to the Company or its Representatives in the course of the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Investor and the Company. For the avoidance of doubt, nothing in this Section 4.09 will limit any representations or warranties of any Investor Transferee in any Joinder.

Section 4.10 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and in any certificate delivered pursuant to Article VI, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Acquired Shares, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or Affiliates or any information developed by the Investor or any of its Representatives or Affiliates, and none of the Investor, its Affiliates or any of its or their Representatives has relied, is relying, or will rely on any other representations, warranties, or other statements, or the accuracy or completeness thereof, or (b) will have or be subject to any liability or indemnification obligation to the Investor resulting from the delivery, dissemination or any other distribution to the Investor or any of its Representatives or Affiliates, or the use by the Investor or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Investor or any of its Representatives, including in due diligence materials, or management presentations (formal or informal), in anticipation or contemplation of the Transactions or any other transactions or potential transactions involving the Company and the Investor. The Investor, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters.

ARTICLE V

Additional Agreements

Section 5.01 Negative Covenants. Except as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, Judgment or to comply with any notice from a Governmental Authority, as expressly contemplated, required or permitted by this Agreement, (i) during the period from the date of this Agreement until the Closing (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause its Subsidiaries not to:

(a) other than the authorization and issuance of the Acquired Shares to the Investor Parties and the consummation of the other Transactions, pursuant to any earn-out existing in any Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may issue or grant shares of Common Stock or other securities in the ordinary course of business pursuant to the terms of a Company Plan in effect on the date of this Agreement;

(b) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests other than in connection with (w) transactions involving only wholly owned Subsidiaries of the Company, (x) repurchases or reacquisitions shares of Common Stock pursuant to the Company’s right to repurchase or reacquire shares of Common Stock held by employees or other service providers of the Company or its Subsidiaries in connection with termination of such Person’s employment or engagement by the Company or its Subsidiaries, (y) the relinquishment of shares by employees or other service providers of the Company or its Subsidiaries in payment of withholding tax upon the settlement of Company RSUs, or (z) the cashless or net exercise of Company Stock Options, in each case of clauses (x), (y) and (z), pursuant to the terms of such awards;

(c) solely with respect to the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(d) split, combine, subdivide, recapitalize, reclassify or like change to any shares of its capital stock or other equity or voting interests;

(e) amend or supplement the Company Charter Documents or make any material amendments to the organizational documents of any of the Company’s Subsidiaries, in each case in a manner that adversely affects the Acquired Shares, or take or authorize any action to wind up its affairs or dissolve; or

(f) agree or commit to do any of the foregoing.

Section 5.02 Reasonable Best Efforts; Filings.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall cooperate with each other and use (and shall cause their Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain the expiration or termination of the waiting period under the HSR Act to the extent applicable to the Investor and cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations or non-objections from any Governmental Authority necessary, proper or advisable to consummate the Transactions, including any Applicable Foreign Filings, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) The Company and the Investor shall, and shall cause their ultimate parent entities to, (i) make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act (which shall request, if legally available, the early termination of any waiting period applicable to the Transactions under the HSR Act) no later than February 7, 2025 and any Applicable Foreign Filings as soon as reasonably practicable, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or, if applicable, under foreign antitrust laws and foreign direct investment laws, in connection with such other filings or by any Governmental Authority, and use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, in connection with such other filings or other applicable Law, so as to enable the parties hereto to consummate the Transactions. Notwithstanding anything to the contrary in this Section 5.02, nothing in this Section 5.02 or this Agreement shall require or obligate the Company or any of its Subsidiaries or any Investor Party to, and the Company shall not, without prior written consent of the Investor Parties, agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of (A) the Investor or any Affiliate (including KKR & Co. Inc. and Sponsor (as such term is customarily used among institutional investors) (each, “KKR”) and their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any “portfolio company” (as such term is customarily used among institutional investors)or investment of KKR), or (B) the Company or any its Affiliates or Subsidiaries.

(c) Each of the Company and the Investor shall, and shall cause its Affiliates to, use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including to determine whether a Governmental Authority has jurisdiction over the Transactions), (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company, the Investor Parties or their Affiliates, as the case may be, from or given by the Company, the Investor Parties or their Affiliates, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority, in each case regarding the Transactions,

(iii) subject to applicable Laws relating to the exchange of information, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other party the opportunity to attend and participate in meetings and conferences with the FTC, DOJ, or any other applicable Governmental Authority. Any documents or other materials provided pursuant to this Section 5.02(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 5.02(c) as “outside counsel only material”.

(d) The Investors Parties shall not, and shall cause their controlled Affiliates not to, acquire or agree to acquire any assets, business, securities, person or subdivision thereof, if the entering into of an agreement relating to or the consummation of such acquisition, would reasonably be expected to materially delay any authorizations, consents, approvals or the expiration of the HSR waiting period or otherwise materially increase the risk of not obtaining any authorizations, consents or approvals contemplated in this Section 5.02.

Section 5.03 Stockholder Rights Plan. During the Term, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan (i) that prohibits the Investor Parties from taking any of the actions permitted by or exercising their rights under this Agreement or (ii) under which the Investor Parties would constitute an “Acquiring Person” or similar terms as a result of the Transactions.

Section 5.04 Public Disclosure.

(a) Not later than 9:30 a.m., Eastern Time, on January 29, 2025, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Form 8-K shall be consistent with the Press Release and the terms of this Agreement and shall be in form and substance reasonably acceptable to the Company and the Investor Parties. The Company shall provide the Investor Parties and their Representatives with a copy of the Form 8-K prior to its filing with the SEC and shall consider any reasonable and timely comments of the Investor Parties and their Representatives.

(b) During the Term, the Investor shall, and shall cause its Affiliates to, consult with the Company before issuing, and give the Company the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system.

(c) During the Term, the Company shall consult with the Investor, and give the Investor the opportunity to review and comment upon, any press release with respect to the Transaction Documents or the Transactions (other than with respect to the Press Release, which will be subject to Section 5.04(c)).

(d) Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or the Investor Parties (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.

(e) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 5.04, Section 5.06 or any provision of the Confidentiality Agreement prevent any Investor Party, any Investor Transferee or any of their Affiliates (the “Restricted Person”) from ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person who are subject to a confidentiality obligation with respect thereto, or disclosing public information about the Transactions on their websites in the ordinary course of business consistent with past practice.

Section 5.05 Non-Disparagement. Each of the Investor Parties and the Company agrees that during the Term, the Company and each Investor Party shall refrain from making, and shall direct its respective Affiliates not to make or cause to be made, any public statement or public announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by Investor Parties or their Affiliates: the Company and its Affiliates, and their respective business, operations or financial performance, officers, directors or any person who has in the past served or who following the date of this Agreement serves as a director or officer of the Company (in each case, in their capacity as such); and (ii) in the case of any such statements or announcements by the Company or its Affiliates: Investor Parties and their Affiliates, and their respective business, operations, officers and directors (in each case, in their capacity as such) in each case including: (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Person from whom information is sought or to enforce such Person’s rights hereunder.

Section 5.06 Confidentiality.

(a) The Investor will, and will cause its Affiliates and Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement, including any such information provided pursuant to Section 5.04 of this Agreement (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement; provided that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by the Investor or its Affiliates or their respective Representatives, (b) was or becomes available to the Investor or its Affiliates or their respective Representatives from a source other than the Company or its Representatives; provided that such source is reasonably believed by the Investor or such Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise) after reasonable inquiry, (c) at the time of disclosure is already in the possession of the Investor or its Affiliates or their respective Representatives from a source other than the Company or any of its Subsidiaries or any of their respective Representatives, as evidenced by pre-existing written or electronic records; provided that such source is reasonably believed by the Investor or such Affiliates to not be subject to an obligation of confidentiality (whether by agreement or otherwise) after reasonable inquiry, (d) was independently developed by the Investor or its Affiliates or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information or (e) from and after the Closing, discloses the Investor’s participation in the transactions contemplated by this Agreement; provided that the Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any Investor Transferee, as long as such Investor Transferee agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement (with the Company as an express Third Party beneficiary of such agreement), (iii) to any Affiliate, existing or prospective general or limited partner, or co-investor, equityholders, member, or related investment fund of the Investor and their Affiliates and their respective directors, managers, officers, employees, consultants, financing sources and Representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein); provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, no Confidential Information shall be shared with any “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity), (iv) as may be reasonably determined by the Investor, after receiving the advice of outside legal counsel, to be necessary in connection with the Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company, or (v) as may otherwise be required, after receiving the advice of outside legal counsel by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Person to whom the Investor and its Investor Transferees may disclose Confidential Information pursuant to clauses (i) and (iii) of the preceding proviso shall be attributable to such Investor Party for purposes of determining such Investor Party’s compliance with this Section 5.06 and (y) the Investor takes commercially reasonable steps to minimize the extent of any required disclosure described in clause (v) of the preceding proviso.

(b) The obligations of Sponsor in the Confidentiality Agreement, dated as of January 10, 2025, by and between Sponsor and the Company (the “Confidentiality Agreement”) shall terminate simultaneously with the Closing in accordance with its terms.

Section 5.07 NASDAQ Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall, as promptly as practicable following the date of this Agreement and in any event, prior to the Closing, cause the aggregate number of Acquired Shares (including any accrued and unpaid dividends thereon) to be approved for listing on the NASDAQ.

Section 5.08 Standstill. Each Investor Party agrees with the Company, severally and not jointly, that, during the Term and thereafter until the date on which no Investor Director is serving on the Board (and, in the case of Section 5.08(g), for a period of six (6) months following the later of the foregoing), without the prior written approval of the Board, such Investor Party and its controlled Affiliates shall not, directly or indirectly:

(a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, whether by private or open market purchase, a block trade, a tender or exchange offer, beneficial ownership of, or any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any Voting Securities or direct or indirect rights to acquire any Voting Securities of the Company, any securities convertible into or exchangeable for any such Voting Securities, any options puts, calls, swaps or other derivative or convertible instruments, hedging contracts or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock (solely to the extent that, after giving effect to such acquisition, such Investor Party and its Affiliates would beneficially own, in the aggregate, greater than 14.9% of the then outstanding Common Stock);

(b) make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), either alone or in concert with others, any Extraordinary Transaction, or enter into any discussions, negotiations, arrangements, understandings (whether written or oral) with any Person regarding any of the foregoing (it being understood that the foregoing shall not restrict any Investor Parties from tendering shares, receiving payment or shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of the Company);

(c) (i) make or in any way encourage or participate in any “solicitation” of “proxies” or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)), to vote, or knowingly seek to advise, encourage or influence any Person with respect to voting, acquisition or disposition of, any Voting Securities of the Company or any of its Subsidiaries or any securities convertible or exchangeable into or exercisable for any such Voting Securities, (ii) request, call or seek to call (or, for the avoidance of doubt, publicly support another Person’s request or call for) a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (iii) initiate or be the proponent of any stockholder proposal for action by the Company’s stockholders, (iv) seek, alone or in concert with others, election to or to place a representative on the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 5.10, (v) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any director from the Board (other than, in the case of the Investor Parties, any Investor Directors), or (vi) become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company; provided, however, that nothing in this Agreement will prevent the Investor Parties or their Affiliates from taking actions in furtherance of identifying any replacement for an Investor Director pursuant to Section 5.10, as applicable;

(d) except as expressly permitted by this Agreement with respect to the Investor Directors, otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or business of the Company or any of its Subsidiaries, including (i) controlling or changing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, capital allocation policy or dividend policy of the Company or (iii) seeking to have the Company waive or make amendments or modifications to the Company Charter Documents, or other actions that may impede or facilitate the acquisition of control of the Company by any Person;

(e) grant any proxy, consent or other authority to vote any Voting Securities with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders);

(f) agree, attempt, seek or propose to deposit any shares of Common Stock in any voting trust or similar arrangement or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among such Investor Party and its controlled Affiliates and otherwise in accordance with this Agreement;

(g) other than sales into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to the Registration Rights Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act where the identity of the purchaser is not known, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by such Investor Party to any Third Party that, to the actual knowledge of such Investor Party, would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time; provided, that the restriction in this Section 5.08(g) will not apply with respect to any Third Party who makes filings with respect to the Company’s securities to the SEC on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act;

(h) make a request for any stockholder list or other Company books and records under Section 220 of the DGCL or otherwise; provided that nothing in this Agreement shall restrict any Investor Director’s rights as a director of the Company under Section 220(d) of the Delaware General Corporation Law;

(i) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(j) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing;

(k) enter into any agreements, arrangements or understandings with any Third Party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor Party and its Affiliates) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any Third Party in connection with any of the foregoing;

(l) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.08; provided that this clause shall not prohibit any Investor Party from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.08, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or

(m) contest the validity of this Section 5.08 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.08.

The restrictions in this Section 5.08 shall terminate automatically upon the earliest occurrence of any of the following: (A) the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company and (B) the commencement of any tender or exchange offer (by any Person or group other than the Investor Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group (with the exception of the Investor Parties and any of their Affiliates) of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer.

Notwithstanding anything to the contrary contained in this Agreement, nothing the Agreement shall limit the ability of any Investor Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board. Furthermore, notwithstanding anything to the contrary in this Section 5.08, nothing in this Section 5.08 shall prohibit or restrict the Investor Parties from: (A) communicating privately with the Board, any member of senior management of the Company (including the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel) or any director of the Company regarding any matter (it being understood that the Investor Parties shall not engage in any such private communications if the content of such communications would reasonably be expected to require any public disclosure of such communications, without the prior authorization of the Board or Chief Executive Officer); (B) privately communicating to the Investor Parties’ or its Affiliates’ investors or potential investors regarding the Company; provided that any such communications to investors or potential investors (1) are subject to reasonable confidentiality obligations of such investors or potential investors and are not reasonably expected to be publicly disclosed, (2) are not made with an intent to, and do not, circumvent any of the restrictions in this Agreement or otherwise in bad faith and (3) are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (C) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any Governmental Authority with jurisdiction over such Person from whom information is sought, in each case upon the advice of outside legal counsel (provided, that, to the extent permitted by applicable law, the applicable Investor Party will provide the Company with notice of any such requirement prior to making any such statement); (D) voting, transferring or hedging (subject to Section 5.08(g) and Section 5.20); (E) participating in rights offerings made by the Company to all holders of its Common Stock, receiving any dividends or similar distributions with respect to any securities of the Company held by such Investor Party, tendering shares of Common Stock, or otherwise exercising rights under its Common Stock that are not the subject of this Section 5.08; or (F) at any time after eight months following the date hereof, making a proposal relating to an Extraordinary Transaction, provided that such proposal is first made privately to the Board or Chief Executive Officer and is conditioned on the approval of the Board.

Section 5.09 Legend. All certificates or other instruments representing the Acquired Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

Section 5.10 Election of Directors and Other Governance Matters.

(a) Board and Committee Appointments. As promptly as reasonably practicable following the satisfaction of the conditions set forth in Section 6.01(b) and 6.01(c), the Board and all applicable committees thereof shall have taken such actions as are necessary to:

(i) increase the size of the Board by two;

(ii) appoint Max Lin as a member of the Board, with an initial term expiring at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”);

(iii) appoint Mr. Lin to the Strategic Advisory Committee of the Board (the “Strategic Advisory Committee”) effective immediately upon Mr. Lin’s appointment to the Board; and

(iv) appoint Mr. Lin to the Nominating and Governance Committee of the Board and as Vice Chair of such committee.

(b) Second Investor Designee. The Company agrees that, upon such time that the Investor Parties first acquire beneficial ownership and voting power over at least 11,978,510 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and similar adjustments and excluding the Acquired Shares), the Board and all applicable committees thereof shall take such actions as are necessary to:

(i) increase the size of the Board by one;

(ii) appoint Dan Daniel as a member of the Board (together with Max Lin, the “Investor Designees”), with an initial term expiring at the 2025 Annual Meeting; and

(iii) appoint Mr. Daniel to the Strategic Advisory Committee and the Compensation Committee of the Board effective immediately upon Mr. Daniel’s appointment to the Board.

(c) Board and Committee Size. The Company agrees that from the conclusion of the 2025 Annual Meeting until the expiration of the Term, the size of the Board shall be no greater than 14 members.

(d) Other Governance Matters. During the Term the Company agrees that:

(i) any new CEO approved by the Board must be recommended to the Board with the unanimous support of the Nominating and Governance Committee; and

(ii) the Board will not establish or maintain any new committee that is delegated substantially all of the powers of the Board or of a committee of the Board on which such Investor Director is serving as of such date without at least one Investor Director being appointed as a member of such committee unless the Board determines in good faith and upon advice of counsel that the presence and/or participation of such director on any such new committee would present a material conflict of interest.

(e) Replacement Rights. During the Term, in the event of the death, disability, resignation or removal of any Investor Director as a member of the Board (other than resignation pursuant to Section 5.10(g)), the Investor, if it is entitled to nominate a director pursuant to this Section 5.10, may designate an Investor Designee to replace such Investor Director and, subject to Section 5.10(g) and any applicable provisions of the DGCL, the Company shall cause such Investor Designee to fill such resulting vacancy; provided, that such Investor Designee must (x) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (y) qualify as an “independent director” pursuant to the NASDAQ listing standards and (z) have a comparable amount of relevant financial and business experience to the Investor Director being replaced. Except as otherwise specified in this Agreement, if a replacement Director (a “Replacement Director”) is appointed to the Board pursuant to this Section 5.10(e), all references in this Agreement to the term “Investor Director” will include such Replacement Director, as applicable.

(f) Nomination Rights. The Company agrees that the Board shall (A) include the Investor Designees (as applicable), together with the other persons recommended by the Board, in the Company’s slate of nominees for election as directors at the 2025 Annual Meeting in accordance with this Section 5.10, each to serve a term expiring at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”); and (B) if, at least 30 days prior to the opening of the director nomination window for the 2026 Annual Meeting, the Investor Parties inform the Company they desire to extend the term of this Agreement by an additional year (any such notice, an “Extension Election”), include the Investor Designees (as applicable), together with the other persons recommended by the Board, in the Company’s slate of nominees for election as a director for an additional term of one year at the applicable upcoming Annual Meeting of Stockholders. The Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such Investor Designees at the 2025 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2025 Annual Meeting), and, as applicable, at the 2026 Annual Meeting.

(g) Fall-Away. Upon the occurrence of any Fall-Away of Investor Board Rights, at the request of the Board, the Investor Parties shall cause one Investor Director to immediately resign from the Board and any committees thereof effective as of the date such Fall-Away of Investor Board Rights has occurred, and following the date of the Fall-Away of Investor Board Rights described in clause (B) of such definition, the Investor Parties shall no longer have any rights under this Section 5.10, including, for the avoidance of doubt, any designation, nomination or replacement rights under this Section 5.10. The Investor shall provide prompt written notice to the Company upon occurrence of any Fall-Away of Investor Board Rights.

(h) Director Requirements. The Company’s obligations to have any Investor Designee elected to the Board or any committee thereof or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.10, as applicable, shall in each case be subject to such Investor Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company that have been publicly disclosed or otherwise disclosed to such Investor Designee. The Investor Parties will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor Designee’s eligibility and qualification to serve as a director of the Company. No Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, is a “Bad Actor” as defined in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Designee must provide to the Company:

(i) a fully completed and executed copy of the Company’s director & officer questionnaire;

(ii) all other information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(iii) all other information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business; and

(iv) a fully completed and executed copy of the Company’s Statement of Representations and Agreements by Director Nominee, including an undertaking in writing by the Investor Designee to be subject to, bound by and duly comply with the Company’s Worldwide Business Standards, Corporate Governance Guidelines, Code of Ethics, Stock Ownership Policy, conflict of interest policy insider trading policy and any other policies or guidelines of the Company applicable to directors, in each case with such changes thereto (or such successor policies) as are applicable to all other directors, in each case, as such changes or successor policies are adopted in good faith by the Board; provided that no such code of ethics or insider trading policy shall restrict any transfer of securities by any member of the Investor Parties or any of their respective Affiliates (other than with respect to the Investor Directors solely in his or her individual capacity).

The Investor Parties acknowledge and agree that the Investor Designees and their replacement shall be required, and the Investor Parties shall cause the Investors Designees and their replacements to agree, to waive notice of and recuse themselves from any meetings, deliberations or discussions of the Board or any committee thereof to the extent relating solely to any Transaction Document, the Transactions or any other transactions involving Sponsor.

(i) Indemnification. The Company shall indemnify each Investor Director and provide the Investor Directors with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise. The Company acknowledges and agrees that it (1) is the indemnitor of first resort (i.e., its obligations to the Investor Directors are primary and any obligation of the Investor Parties or their Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Director are secondary) and (2) shall be required to advance the amount of expenses incurred by any Investor Director and shall be liable for the amount of all expenses and liabilities incurred by any Investor Director, in each case to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise, without regard to any rights any Investor Director may have against the Investor Parties or their Affiliates.

(j) Blackout Notice. For so long as an Investor Director serves on the Board, the Company shall provide the Investor Parties with at least two business days’ advance written notice of each opening and expiration of each blackout period, and the Investor Parties shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy, as amended from time to time.

(k) Reimbursement. The parties hereto agree that any Investor Directors shall be entitled to reimbursement from the Company for the reasonable out-of-pocket fees or expenses incurred in connection with his or her service as a director of the Board, in each case, in a manner consistent with the Company’s practices with respect reimbursement for other members of the Board, including reimbursement pursuant to customary indemnification arrangements.

Section 5.11 Voting. Each Investor Party agrees with the Company, severally and not jointly, that, during the Term, subject to any applicable Law, stock exchange rules or listing standards:

(a) At each meeting of the stockholders of the Company during the Term (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the

Company) and at every postponement or adjournment thereof, each Investor Party shall take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by such Investor Party or its Affiliates and entitled to vote at such meeting of stockholders (excluding the Acquired Shares) are voted, or consent is given or revoked, in the same manner as recommended by the Board with respect to the election or removal of directors and any other proposal made by another stockholder. For the avoidance of doubt, each Investor Party shall ensure they are entitled to vote each share of Common Stock, which is then held by such Investor Party (excluding the Acquired Shares) on the applicable record date for each meeting of stockholders or solicitation of consents in lieu of a meeting.

(b) Each Investor Party shall be present, in Person or by proxy, at all meetings of the stockholders of the Company during the Term so that all shares of Common Stock beneficially owned by such Investor Party or its Affiliates (excluding the Acquired Shares) may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.11(a) at such meetings (including at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any consent in lieu of a meeting of holders of shares of Common Stock.

(c) For the avoidance of doubt, the Acquired Shares shall not be subject to the requirements of this Section 5.11.

Section 5.12 Tax Matters. The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments on the Acquired Shares to the extent required by the Code, Treasury Regulations or other applicable Law. Promptly following the date of this Agreement or, in the case of an Investor Transferee, the date such Investor Transferee first acquires any Acquired Shares, each Investor Party shall deliver to the Company or its paying agent a duly executed, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8, as applicable. If the information on any such form provided by such Investor Party changes, or upon the Company’s reasonable request, such Investor Party shall provide the Company with an updated version of such form.

Section 5.13 [Reserved].

Section 5.14 KKR.

(a) Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement (including, for the avoidance of doubt, Section 5.08) shall in any way limit the activities of Sponsor or any of its Affiliates, other than the Investor Parties, in their businesses distinct from Sponsor’s business of managing investment funds and managed accounts (the “Excluded Sponsor Parties”), so long as (i) no such Excluded Sponsor Party or any of its Representatives is acting on behalf of or at the direction of any Investor Party with respect to any matter that otherwise would violate any term or provision of this Agreement and (ii) no Confidential Information is made available to directors, officers or employees of any Excluded Sponsor Party who operates in a business distinct from Sponsor’s business of managing investment funds and managed accounts by or on behalf of any Investor Party or any of their Representatives, except with respect to any such directors, officers or employees who are (x) compliance personnel for compliance purposes or (y) non-compliance personnel of Sponsor who are directors or officers of, or function in a similar oversight role at, such Affiliate as long as Confidential Information is not otherwise disclosed to such Affiliate.

(b) The Investor and the Company agree and acknowledge that, subject to applicable Law and Section 5.06 herein, any Investor Directors designated by the Investor Parties may share Confidential Information about the Company and its Subsidiaries with Sponsor and its Affiliates solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement, subject to adequate procedures being maintained to prevent such information being used in connection with the purchase or sale of securities of the Company in violation of applicable Law; provided that, for the avoidance of doubt, no Confidential Information shall be shared with any “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity), except with respect to any directors, officers or employees who are (x) compliance personnel for compliance purposes or (y) non-compliance personnel of Sponsor who are directors of, or function in a similar oversight role at, such portfolio company as long as Confidential Information is not otherwise disclosed to such portfolio company.

(c) The Investor Parties and the Company hereby agree that, to the maximum extent permitted by Law, when any Investor Party takes any action under this Agreement to give or withhold its consent, such Investor Party shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in its own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise affect the fiduciary duties of any Investor Directors or Investor Designees.

Section 5.15 Financing Cooperation. So long as the applicable financial institution agrees with the Company (or with an Investor Party with the Company as an express third party beneficiary of such agreement) that following any foreclosure it shall not directly or indirectly transfer (other than pursuant to a broadly distributed offering or sale effected through a broker-dealer) such foreclosed shares of Common Stock to a competitor of the Company or in a transaction that would violate Section 5.08(g) if conducted by the Investor Party, then, if requested by any Investor Party, the Company will provide the following cooperation, at the sole cost and expense of the Investor Parties (including, without limitation, fees and disbursements of counsel, financial advisors and accountants), in connection with such Investor Party obtaining any Permitted Loan: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender and the relevant Investor Party in customary form in connection with such transactions (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding corporate policy, if applicable, certain acknowledgments regarding securities Law status of the pledge arrangements and a specified list of competitors) and subject to the consent of the Company (which will not be unreasonably withheld or delayed), (ii) using reasonable best efforts to (A) remove any restrictive legends on certificates representing pledged Acquired Shares and depositing such pledged Acquired Shares in book entry form on the books of The Depository Trust Company when eligible to do so (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such Acquired Shares is eligible for resale under Rule 144A, depositing such pledged Acquired Shares in book entry form on the books of The Depository Trust Company or other depository with customary Rule 144A restrictive legends in lieu of the legends specified in Section 5.09 above, (iii) if so requested by such lender and consented to by the relevant Investor Party, re-registering the pledged Acquired Shares in the name of the relevant lender, custodian or similar party to a Permitted Loan, solely as securities intermediary and only to the extent such Investor Party or its Affiliates continues to beneficially own such pledged Acquired Shares, (iv) entering into customary triparty agreements with each lender and such Investor Party relating to the delivery of the Acquired Shares to the relevant lender upon funding of the relevant Permitted Loan and payment of the Purchase Price including a right for such lender as a Third Party beneficiary of the Company’s obligations hereunder to issue the Acquired Shares upon payment of the Purchase Price therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as such Investor Party may reasonably request that will not unreasonably disrupt the operation of the Company’s business. The Investor Parties acknowledge and agree that nothing in this Section 5.15 shall require the Company to deliver information, compliance certificates or any other materials typically provided by borrowers to lenders, or otherwise facilitate due diligence. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an Issuer Agreement is conditioned on such Investor Party certifying to the Company in writing (A) that the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Investor has pledged the Acquired Shares as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement or applicable law, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan and (C) that such Investor Party acknowledges and agrees that the Company will be relying on such certification when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The Investor Parties acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Investor Parties under this Agreement, the Investor Parties shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 5.16 Exclusivity. Until the earlier of the Closing or the termination of this Agreement, without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries shall, directly or indirectly (and the Company shall not authorize or permit any directors, officers or employees of the Company to, and shall not permit any of its Affiliates or Representatives to) (i) enter into any agreement with respect to any Competing Securities Issuance or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any of the Transactions or (ii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Competing Securities Issuance. Prior to the Closing, the Company shall use reasonable best efforts to take all actions reasonably necessary to ensure that the directors, officers and employees of the Company or any of its Subsidiaries, do not, and to the extent within the Company’s control, other Affiliates or Representatives do not take or do any of the actions referenced in the immediately foregoing sentence.

Section 5.17 Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction or otherwise or if there is any event or circumstance that may result in the Investor, its Affiliates and/or any Investor Directors being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if the Investor Director is serving on the Board at such time or has served on the Board during the preceding six months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Investor and its Affiliates’ and any Investor Directors’ interests (for the Investor Parties and/or their respective Affiliates, to the extent such Persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Investor, its Affiliates, and/or any Investor Directors of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or any of its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Investor notifies the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor, its Affiliates and any Investor Directors (for the Investor Parties and/or their respective Affiliates, to the extent such Persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.18 Value Creation Initiatives.

(a) As promptly as reasonably practicable following the date hereof, the Company and the Investor agree to cooperate in good faith to develop a mutually agreed value creation plan (such plan, the “Value Creation Plan”).

(b) As promptly as reasonably practicable following the date hereof, the Company agrees to use commercially reasonable efforts to engage (x) KKR Capstone on commercially reasonable, mutually agreed terms, and (y) such other advisors as may be mutually agreed by the Company and the Investor Parties, in each case, to assist with the evaluation and implementation of value creation initiatives.

(c) During the Term, the Company shall use commercially reasonable efforts to take such actions as shall be mutually agreed upon in the Value Creation Plan by the Company and the Investor Parties to facilitate value creation.

Section 5.19 [Reserved].

Section 5.20 Derivative Settlement. As promptly as reasonably practicable following (x) the satisfaction of the conditions set forth in Section 6.01(b) and 6.01(c) and (y) notification by the Company to the Investor Parties of an “open trading window” under the Company’s Insider Trading Policy, but in any event prior to the date that is 52 days from the date of this Agreement (the “Conversion Date”) (subject only to the conditions described in the preceding clauses (x) and (y)), the Investor Parties shall convert, unwind or otherwise exercise their rights under any derivative instruments held by the Investor Parties in reference to the Common Stock as of the date hereof, or otherwise purchase shares of Common Stock, such that as a result of such actions the Investor Parties have beneficial ownership and voting power over at least 11,978,510 Voting Securities (excluding the Acquired Shares) as of the Conversion Date.

ARTICLE VI

Conditions to Closing

Section 6.01 Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following condition:

(a) no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions (collectively, “Restraints”);

(b) any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions and any agreement with any Governmental Authority not to consummate the Transactions shall have expired or shall have been terminated; and

(c) all applicable consents and approvals or statements of non-jurisdiction of the Governmental Authorities set forth on Section 4.03 of the Investor Disclosure Letter (the “Applicable Foreign Filings”) shall have been obtained, or the applicable waiting periods (and any extensions thereof) shall have expired.

Section 6.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) the Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c) the Company shall have received a certificate, signed on behalf of each Investor Party (including any Investor Transferees) by a duly authorized officer thereof, certifying that, with respect to such Investor Party the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied; provided that with respect to any Investor Transferee, the foregoing references in clauses (a) and (b) above to “this Agreement” shall be deemed to refer to the Joinder that such Investor Transferee (and the Company) executed and delivered.

Section 6.03 Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of all of the conditions set forth below:

(a) the representations and warranties of the Company (i) set forth in Sections 3.01(a), 3.02, 3.03(a), 3.10, 3.11, 3.12, and 3.14 and the first sentence of Section 3.13 shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.06 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date and (iii) set forth in this Agreement, other than in Sections 3.01(a), 3.02, 3.03(a), 3.06, 3.10, 3.11, 3.12, and 3.14 and the first sentence of Section 3.13, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c) the Investor shall have received a certificate, signed on behalf of the Company by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.03(a) and 6.03(b) have been satisfied.

ARTICLE VII

Termination; Survival

Section 7.01 Termination. Subject to Section 7.02, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Investor;

(b) by either the Company or the Investor upon written notice to the other, if the Closing and the full performance by the Investor Parties of their obligations under Section 5.20 have not occurred on or prior to July 28, 2025 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if any breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b);

(c) by either the Company or the Investor if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and non-appealable prior to the Closing Date; provided that the right to terminate this Agreement pursuant to Section 7.01(c) shall not be available to any party unless such party has complied in all material respects with its obligations under Section 5.02;

(d) by the Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b); or

(e) by the Company if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b).

Section 7.02 Effect of Termination. Any termination of this Agreement as provided in Section 7.01, shall be effective upon delivery of written notice thereof to the other party, specifying the provision hereof pursuant to which such termination is made, and (a) with respect to a termination pursuant to Section 7.01(a) or Section 7.01(b), this Agreement shall forthwith become null and void (other than this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement and the Confidentiality Agreement (which shall survive in accordance with its terms except as otherwise provided herein)), and there shall be no liability on the part of the Investor or the Company in connection with this Agreement and (b) with respect to a termination pursuant to Section 7.01(c), Section 7.01(d) or Section 7.01(e), the provisions of this Agreement relating to the Purchase shall forthwith become null and void, and there shall be no liability on the part of the Investor or the Company in connection with the Purchase, except that no such termination shall relieve any party hereto from liability for damages to another party resulting from a Willful Breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination or from Fraud. Notwithstanding any other provision set forth in this Agreement, except in the case of Fraud, whether or not this Agreement is terminated, neither the Investor nor the Company shall have any such liability in excess of the Purchase Price.

Section 7.03 Survival. All of the representations and warranties, covenants or other agreements of the parties contained in this Agreement, other than those covenants or agreements that by their terms are to be performed following the Closing (which shall survive the Closing until fully performed or fulfilled in accordance with their terms, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance), shall terminate at the Closing.

ARTICLE VIII

Miscellaneous

Section 8.01 Amendments. This Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 8.02 Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law and pursuant to a written instrument delivered by such party, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party contained herein or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or any Investor Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) the Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part (including, without limitation, the right to purchase the Acquired Shares at the Closing, as applicable, in accordance with Section 2.02), to one or more Investor Transferees and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned (including, in the case of the Investor Transferees, by executing and delivering to the Company a joinder in a form acceptable to the Company (such applicable joinder, a “Joinder”)); provided that no such assignment will relieve any Investor Party of its obligations hereunder prior to the Closing, as applicable; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Counterparts may be delivered via facsimile or electronic mail (including .pdf) and may be signed by electronic signature, and any such counterpart shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.05 Entire Agreement; No Third Party Beneficiaries; No Recourse. (a) This Agreement and the other Transaction Documents, including the Confidentiality Agreement, the Equity Commitment Letter and the Registration Rights Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b) No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder, except that the Non-Recourse Parties shall be Third Party beneficiaries of this Section 8.05(b). This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date of this Agreement or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Investor Parties, and no former, current or future equityholders, controlling Persons, directors, officers, employees, general or limited partner, member, manager, advisor, agents, successors, assigns or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent successors, assigns or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith, and no personal liability shall attach to, be imposed upon or otherwise be incurred by the Non-Recourse Parties through the Company, the Investor or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Company’s rights under the Equity Commitment Letter in accordance with its terms. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 8.06 Governing Law; Jurisdiction. (a) This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (collectively, the “Relevant Matters”), shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to any Relevant Matter shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.06(b) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto and the parties hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH ANY RELEVANT MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, at:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention:  Walter Siegel, Kelly Murphy

Email:    [*** - personal information]

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention:  Paul J. Shim, Kyle A. Harris

Email:   pshim@cgsh.com / kaharris@cgsh.com

(b)	If to the Investor, at:

KKR Hawaii Aggregator L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Hunter Craig, and Max Lin

Email:  [*** - personal information]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C., Joshua Korff, P.C., Shaun J. Mathew,

P.C., Edward J. Lee, P.C.

Email:   jennifer.perkins@kirkland.com / joshua.korff@kirkland.com /

    shaun.mathew@kirkland.com / edward.lee@kirkland.com

(c) If to another Investor Party, to the address(es) and e-mail(s) set forth in such Investor Party’s Joinder;

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.12 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents delivered in Person or electronically to the Investor or its Representatives in each case no later than one (1) Business Day prior to the date of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13 Investor Representative. Each Investor Party hereby consents to and authorizes (a) the appointment of the Investor as the Investor Representative hereunder (the “Investor Representative”) and as the agent, proxy, and attorney-in-fact for and on behalf of such Investor Party, and (b) the taking by the Investor Representative of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement and the Transactions, including (i) the exercise of the power to agree to execute any consents under this Agreement and (ii) to take all actions necessary in the judgment of the Investor Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Transactions. Each Investor Party shall be bound by the actions taken by the Investor Representative exercising the rights granted to it by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Investor Representative. If the Investor

Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Investor Parties shall appoint a new Investor Representative as soon as reasonably practicable by written consent of the Investor Parties by sending notice and a copy of the duly executed written consent appointing such new Investor Representative to the Company.

Section 8.14 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Investor Parties and the Company agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Investor Party agrees that, for purposes of determining beneficial ownership of such Investor Party and its Investor Transferees, it shall disclaim any beneficial ownership by virtue of this Agreement of any Acquired Shares owned by the other Investor Parties (other than such Investor Party’s Investor Transferees), and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Investor Party under this Agreement are several and not joint with the obligations of any other Investor Party, and no Investor Party shall be responsible in any way for the performance of the obligations of any other Investor Party under this Agreement. Nothing contained herein, and no action taken by any Investor Party pursuant hereto, shall be deemed to constitute the Investor Parties as, and the Company acknowledges that the Investor Parties do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investor Parties are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Investor Parties are not acting in concert or as a group by virtue of this Agreement, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. Each Investor Party shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor Party to be joined as an additional party in any proceeding for such purpose.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

KKR HAWAII AGGREGATOR L.P.

BY: KKR Hawaii Aggregator GP LLC, its general partner

By:	/s/ Max Lin
Name:	Max Lin
Title:	President

HENRY SCHEIN, INC.

By:	/s/ Mark Mlotek
Name:	Mark Mlotek
Title:	Executive Vice President and Chief Strategic Officer

Exhibit A

Form of Press Release

[Press Release to be provided separately]

Exhibit A-1